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                            THIRD AMENDMENT TO LEASE


     AMENDMENT TO LEASE dated March 21,1996 by and between EASTPARK AT 8A, having an office at 1000 Eastpark Blvd., Cranbury, New Jersey 08512, (hereinafter called the "Landlord"); and PHARMACOPEIA, INC., having an office at 101 College Road East, Princeton Forrestal Center, Princeton, NJ 08540 (hereinafter called the "Tenant").

                                  WITNESSETH:
                                  ------------

     WHEREAS, the parties entered into a Lease Agreement dated September 28, 1995, a First Amendment to Lease dated January 22, 1996 and a Second Amendment to Lease dated January 22, 1996 ("Lease"), in connection with the leasing of office and warehouse space at 3000 Eastpark Blvd., Cranbury, NJ 08512; and

     WHEREAS, the parties wish to amend the Lease;

     NOW, THEREFORE, the parties hereto covenant and agree as follows:
     1. The Leased Premises shall be expanded by 15,472 square feet so that Tenant shall occupy all of Expansion Space 1 as described in Paragraph 1.2 of the First Amendment to Lease. The total square footage leased by Tenant shall, therefore, be revised to 33,534 square feet consisting of all of the original space plus all of Expansion Space 1.

     2. As a result of exercising Option 1, Tenant shall have the right to exercise the 2 further options set forth in Paragraph 1.3 of the First Amendment to Lease.

     3. The rent in Paragraph 4 shall be revised to be $702,607.82 in equal monthly installments in the sum of $58,550.65, to commence upon Substantial Completion. This sum is calculated as follows:


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          a.   For the first 18,062 square feet, rent of $450,259.50, calculated at $25.50 per square foot for 17,079 square feet and $15.00 per square foot for 983 square feet;

          b. For the remaining 15,472 square feet, rent of $252,348.32, based on an August 1, 1996 occupancy at a rent of $16.31 per square foot. The $16.31 figure is calculated based on the figure of $18.00 per square foot set forth in paragraph 4.2 of the original Lease, less a credit to Tenant of $2.25 per square foot for extending the lease from 5 to 1O years; plus $.185 per month for the three months from May 1 to July 31, 1996. ($18.00 - $2.25 + (3 X $.185) = $16.31)

     4. As set forth in Paragraph 3.3, the Landlord shall construct the Tenant Improvements for Expansion Space 1 ("Tenant Improvements") by August 1, 1996, subject to extensions as permitted hereunder ("Completion Date"), conditioned upon Landlord's receipt of, or the occurrence of, the following:

          a. Final, buildable underground utility plans from CuH2A by February 26, 1996. Landlord and Tenant acknowledge that the foregoing plans have been received and approved on February 28, 1996;

          b. A final major equipment list and specifications, including HVAC specifications, from CuH2A by March 11, 1996, with no changes allowed thereafter, except pursuant to a change order. Landlord and Tenant acknowledge that the equipment list and specifications were delivered on March 12, 1996;

          c. Final, buildable, sealed set of plans and specifications ("Plans") prepared by CuH2A and approved by Tenant and Landlord, to submit to the Township by March 25, 1996. Landlord's approval shall only be withheld if (i) the Plans contain items (the "Additional Items") which are materially different from the plans approved by Landlord and Tenant on February 8, 1996, the drawings submitted on February 28, 1996, the equipment list and specifications submitted on March 12, 1996 and the finishes (e.g. paint, hardware, carpet) included in the Jacobs/Wiper plans and specifications dated October 19, 1995, as amended November 1, 1995; and (ii) the Additional Items increase the cost of completion pursuant to Paragraph 5, provided if Tenant agrees to pay the increased cost, Landlord may not withhold its consent; and/or (iii) the Additional Items extend the Completion Date, provided if Tenant agrees to extend the Completion Date an equivalent number of days, Landlord may not withhold its consent.

          d. Since the Tenant is responsible for preparing the Plans, any questions raised by the Township after March 25, 1996 that concern the Plans and have the effect of delaying the

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               issuance of a building permit, shall extend the Completion Date by an equivalent number of days, until a satisfactory response is made to the Township, in writing.

     5. The fixed contract price for the construction of the Tenant Improvements shall be $137 per square foot with Tenant paying $97 per square foot and the Landlord paying $40 per square foot.

     6. Progress payments to be made by Tenant to Landlord shall be as specified on the attached Eastpark PHASE II Payment Request Form and shall be reduced by 30% until such time that an amount of $618,880 has been deducted from the sum owed by Tenant to Landlord, which is an amount equal to Landlord's contribution ($40 x 15,472 sq. ft.). After construction commences, representatives of each party shall inspect the site no less frequently than every 2 weeks and verify and agree that work has been completed in a manner acceptable to both Landlord and Tenant. Landlord will then prepare an invoice for work completed (less 30%) and Tenant shall pay the same within 4 business days of receipt; PROVIDED, HOWEVER, if two out of three of the senior officers of Tenant whose signatures are required on any checks in excess of $25,000 are absent from Tenant's office, Tenant shall have up to an additional 6 business days to make the payment. In the event the payment is not received by Landlord within the specified time, interest shall accrue on the unpaid balance at the Default Rate (as defined below). Landlord and Tenant acknowledge that the design of the HVAC system is not complete. The fixed price contract includes $360,000 for the HVAC system. Landlord and Tenant shall jointly negotiate with the HVAC contractor. The final cost of the HVAC contract shall be determined and approved by Landlord and Tenant no later than April 3, 1996. Any costs attributable to the HVAC in excess of $360,000 shall be Tenant's responsibility and paid pursuant to the foregoing schedule, provided that no mark up shall be charged to Tenant.

     7. If (1) the Tenant Improvements are not Substantially Completed by the Completion Date, or (2) punch list items ("Punch List Items") are not


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completed within 30 days after Landlord's receipt of Tenant's punch list, and
Tenant has given Landlord written notice to complete the items listed within an additional 10 days, then Tenant shall have the right to complete such Tenant Improvements or Punch List Items, as the case may be, and offset all costs thereof, together with interest at the Default Rate from the date such amounts are actually advanced by Tenant until the date of offset, against the Rent due hereunder. Tenant agrees to provide Landlord with all Punch List Items within 15 days of Substantial Completion.

     8. Landlord acknowledges and agrees that Tenant will suffer financial loss if the Tenant Improvements are not Substantially Completed by the Completion Date. In connection with the foregoing, if the Tenant Improvements are not Substantially Completed by the Completion Date, Landlord shall be liable for and shall pay to Tenant as STIPULATED, FIXED, AGREED UPON AND LIQUIDATED DAMAGES (and not as a penalty) $2,000 (the "Per Diem Amount") for each calendar day beyond the Completion Date until the work is Substantially Completed. If the Tenant Improvements are not substantially completed on or before the 10th day after the Completion Date, Landlord shall pay to Tenant an additional amount of $30,000 (the "Lump Sum Amount"). (The Per Diem Amount and the Lump Sum Amount are collectively referred to herein as the "Delay Damages".) By way of example, if the Completion Date is August 1, 1996, and the date of Substantial Completion is August 9, 1996, the Delay Damages would be $16,000 (IE., $8 x $2,000). If the Completion Date is August 31, 1996, the Delay Damages would be $90,000 (I.E., $30,000 + 30 x 02,000). The Delay Damages shall be offset against the rents due hereunder.

     9. If the Tenant Improvements are Substantially Completed prior to the Completion Date, Tenant shall pay to Landlord an incentive payment (The "Completion Incentive Payment") equal to the product of $2,000 and the number


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of days prior to the Completion Date that the Tenant Improvements are delivered
Substantially Completed by Landlord. However, in the event that the Tenant Improvements are delivered Substantially Completed by Landlord at least 10 days prior to the Completion Date, Landlord shall receive an additional payment equal to $30,000 (the "Additional Incentive Payment"). By way of example, if the Completion Date is August 1, 1996 and the work is Substantially Completed by July 23, 1996, the Completion Incentive Payment shall be $16,000 (8 days x $2,000). If the Completion Date is August 1, 1996 and the work is Substantially Completed by July 20, 1996, the Completion Incentive Payment shall be $52,000 ($30,000 + 11 days x $2,000). The Completion Incentive Payment shall be paid by Landlord to Tenant 50% at Substantial Completion and 50% upon the completion of all punch list items.

     10. Any date or time period fixed for the performance of any obligations of Landlord, or for Tenant's self help rights, shall be extended for a period of time equal to any documented delays contemplated by paragraph 4 of this Amendment; provided that Landlord gives Tenant written notice of such delay within 5 business days after the occurrence of facts giving rise thereto, which notice shall include Landlord's best estimate of the duration of such delay at such time. Landlord's failure to notify Tenant of a potential or occurring delay, as aforesaid, shall be an affirmative waiver of any future claim of delay arising out of said facts.

     11. No Change Order shall be effective unless (i) it is approved by both Landlord and Tenant, provided that Landlord may only withhold its approval if it would extend the Completion Date or increase Landlord's cost of completion and Tenant has not waived the extension of the Completion Date or agreed to pay any increased costs, (ii) any extension of the Completion Date is approved by both Landlord and Tenant, and (iii) the Change Order has been signed by either the Chief Executives or Chief Financial Officers of both Tenant and Landlord.


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     12.  Except as hereinabove referred to, all other terms and conditions of the Lease shall remain in full force and effect, unimpaired and unmodified.

     13. This agreement shall be binding upon the parties hereto, their heirs, successors and assigns.


     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals or caused these presents to be executed by their proper corporate officers and caused their proper corporate seals to be hereunto affixed the day and year first above written.



WITNESS:                           EASTPARK AT 8A


/s/ illegible                      By:
- ----------------------------          -------------------------------



ATTEST:                            PHARMACOPEIA, INC.


/s/ illegible                      BY: /s/ Lewis J. Shuster, CFO
- ----------------------------           ------------------------------






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